EXHIBIT 99.1

United-Guardian Reports Record Six Month Financial Results

HAUPPAUGE, N.Y., Aug. 11, 2015 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that sales for the second quarter of 2015 increased by 38% over the same period last year, resulting in a 68% increase in net income compared with the second quarter of 2014. Sales for the quarter increased from $2,980,136 in 2014 to $4,124,091 this year, and net income increased from $901,273 ($0.20 per share) in 2014 to $1,510,511 ($0.33 per share) this year, resulting in the strongest second quarter in the company's history. For the first six months of 2015 sales increased 22% from $6,939,628 in 2014 to $8,496,484 this year, and net income increased 33% from $2,237,026 ($0.49 per share) to $2,971,021 ($0.65 per share), both new company records.

Ken Globus, President of United-Guardian, stated, "We are very pleased to report that our sales and earnings for the first half of 2015 have both reached new highs, due primarily to the significant increase in sales of our products in China. After having lost a significant customer for one of our products last year, we have now more than made up for the loss of that business with the increased demand for our products in China, which is coming from multiple customers. The current projection of our marketing partner is for sales of our products in China to remain strong for the third quarter, and we are optimistic that these sales will continue to grow. To supplement the significant inroads we have made into the personal care market in China we are continuing our efforts to develop new products for both the personal care and medical markets, and we are looking forward to the continued expansion of our global sales of these products."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2015 and 2014

STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2015	2014	2015	2014

Net sales	$4,124,091	$2,980,136	$8,496,484	$6,939,628

Costs and expenses:
Cost of sales	1,403,942	1,104,254	3,083,144	2,537,172
Operating expenses	600,532	623,942	1,227,767	1,239,584
Total costs and expenses	2,004,474	1,728,196	4,310,911	3,776,756
Income from operations	2,119,617	1,251,940	4,185,573	3,162,872

Other income:
Investment income	72,894	53,933	126,348	87,752
Income from damage settlement	--	--	--	24,402
Total other income	72,894	53,933	126,348	112,154
Income before income taxes	2,192,511	1,305,873	4,311,921	3,275,026

Provision for income taxes	682,000	404,600	1,340,900	1,038,000

Net Income	$1,510,511	$901,273	$2,971,021	$2,237,026

Earnings per common share
(Basic and Diluted)	$0.33	$0.20	$0.65	$0.49

Weighted average shares – basic and diluted	4,596,439	4,596,439	4,596,439	4,596,439

••• Additional financial information can be found at the company's web site at www.u-g.com. •••

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900